Exhibit (10)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 10 to the 1933 Act Registration Statement (Form N-4 No. 333-187071) and Amendment No. 125 to the 1940 Act Registration Statement (Form N-4 No. 811-07645), and to the use therein of our reports dated (a) March 9, 2021, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) April 22, 2021, with respect to the financial statements of Lincoln National Variable Annuity Account L for the registration of interests in a separate account under group flexible payment deferred variable annuity contracts.

Philadelphia, Pennsylvania

April 22, 2021